Exhibit 8.2
[DAVIS POLK & WARDWELL LLP LETTERHEAD]
March 5, 2010
5th Floor, Block 57, No. 461 Hongcao Road
Xuhui District
Shanghai 200233
People’s Republic of China
Ladies and Gentlemen:
     We have acted as counsel to China Lodging Group, Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with the registration statement on Form F-1 dated March 5, 2010 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the initial public offering of the Company’s American depositary shares representing the Company’s ordinary shares.
     We are of the opinion that the section entitled “Taxation —U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as it relates to U.S. federal income tax matters currently applicable to U.S. holders of the Company’s ordinary shares or American depositary shares representing ordinary shares (the “Securities”), and subject to the conditions and limitations set forth therein, accurately reflects the material U.S. federal income tax consequences of owning and disposing of the Securities.
     We are members of the Bar of the State of New York. We express no opinion as to any laws other than the federal income tax laws of the United States.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP
Davis Polk & Wardwell LLP